Exhibit 99.1

INmune Bio Receives R&D Rebates of Approximately $4.6 Million

BOCA RATON, Fla., July 31, 2026 (GLOBE NEWSWIRE) -- INmune Bio Inc. (NASDAQ: INMB) (the “Company”), a late-stage biotechnology company focused on inflammation and immunology, today announced that on July 30, 2026, it received a research and development cash rebate from Australia of approximately $4.2 million.  This rebate is in addition to approximately $0.4 million of rebate from the United Kingdom during June 2026.  After adjusting second-quarter operating cash flows to exclude the approximately $0.4 million rebate received during the quarter, the combined rebate proceeds exceeded the Company's net cash used in operating activities during the quarter.  The rebates strengthen the Company's balance sheet and extend its cash runway as INmune Bio advances CORDStrom™ (Ebstrocel™) toward regulatory filings.

“These rebates are a meaningful financial milestone for INmune Bio and our shareholders,” said David Moss, Chief Executive Officer of INmune Bio.  “Receiving approximately $4.6 million in non-dilutive cash during June and July strengthens our financial position, extends our runway without issuing additional equity and allows us to preserve momentum across the near-term regulatory and clinical milestones that we believe can drive substantial value.   We are grateful for R&D incentive programs that recognize the significant investment required to develop new medicines. By supporting innovative biotechnology companies through long and capital-intensive development programs, these initiatives help advance promising therapies for patients with serious diseases and limited treatment options.”

The rebates were generated through established government programs designed to support qualifying research and development conducted in the UK and Australia. They reflect eligible expenditures related to the Company’s clinical-development, manufacturing and regulatory activities in those jurisdictions.

About INmune Bio Inc.

INmune Bio Inc. is a publicly traded (NASDAQ: INMB), late-stage biotechnology company focused on developing treatments that target the innate immune system to fight disease. Moving beyond early-stage exploration, the Company’s clinical-development strategy centers on advanced precision medicine, matching drug mechanisms directly to patient biology to optimize clinical outcomes.

INmune Bio is actively advancing two late-stage product platforms toward registrational milestones:

●	CORDStrom™: A proprietary, pooled, allogeneic, human umbilical cord-derived mesenchymal stromal cell platform engineered to address the historical clinical challenges of donor variability and manufacturing inconsistency. Following successful clinical readouts in RDEB, the platform is transitioning to regulatory filing phases, with an MAA planned for the UK MHRA in 2026 and EU EMA in 2027, alongside a planned U.S. Biologics License Application (BLA) submission.

●	XPro1595™: A Dominant-Negative Tumor Necrosis Factor (DN-TNF) platform that selectively neutralizes soluble TNF (sTNF) to eliminate neuroinflammation without compromising protective immune function. Backed by recently granted FDA Fast Track designation and successful regulatory alignment from an End-of-Phase 2 meeting, XPro1595™ is positioned for an integrated Phase 2b/3 seamless adaptive registrational program in neuroinflammation-enriched early Alzheimer’s disease.

To learn more about INmune Bio’s pipeline and its approach to harnessing the innate immune system, please visit www.inmunebio.com.

Forward Looking Statements

Clinical trials are in early stages and there is no assurance that any specific outcome will be achieved. Any statements contained in this press release related to the development or commercialization of product candidates and other business and financial matters, including without limitation, the amount, timing, accounting treatment and financial impact of R&D rebates; anticipated cash balances, cash burn, net cash generation and cash runway; trial results and data; the timing of key milestones; future plans or expectations; and the prospects for receiving regulatory approval or commercializing or selling any product or drug candidates, may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are based on current expectations but are subject to several risks and uncertainties. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements because of these risks and uncertainties. CORDStrom™, XPro1595™ (XPro™, pegipanermin), and INKmune™ have either finished clinical trials, are still in clinical trials or are preparing to start clinical trials and have not been approved by the US Food and Drug Administration (FDA), the UK MHRA or any regulatory body, and there cannot be any assurance that they will be approved by the FDA, the UK MHRA or any regulatory body or that any specific results will be achieved. The factors that could cause actual future results to differ materially from current expectations include, but are not limited to, risks and uncertainties relating to foreign exchange rates; finalization of the Company’s financial statements; the Company’s ability to produce more drug for clinical trials; the availability of substantial additional funding for the Company to continue its operations and to conduct research and development, clinical studies and future product commercialization; and the Company’s business, research, product development, regulatory approval, marketing and distribution plans and strategies. These and other factors are identified and described in more detail in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K, the Company’s Quarterly Reports on Form 10-Q and the Company’s Current Reports on Form 8-K. The Company assumes no obligation to update any forward-looking statements to reflect any event or circumstance that may arise after the date of this release.

INmune Bio Contacts:

David Moss
Chief Executive Officer
(561) 710-0512
info@inmunebio.com

Daniel Carlson
Head of Investor Relations
(415) 509-4590
dcarlson@inmunebio.com